Exhibit 99.1

CVS HEALTH CORPORATION REPORTS SECOND QUARTER 2025 RESULTS AND UPDATES FULL-YEAR 2025 GUIDANCE

Financial Highlights
•Second quarter total revenues increased to $98.9 billion, up 8.4% compared to prior year
•Second quarter GAAP diluted EPS of $0.80 and Adjusted EPS of $1.81
•Generated year-to-date cash flow from operations of $6.5 billion

Operational Highlights
•Aetna® delivers distinctive advances in care navigation
•CVS Pharmacy® agreed to acquire certain prescription files and store locations from Rite Aid
•CVS Caremark® demonstrates market-leading innovation in strong renewal and sales season

2025 Full-Year Guidance
•Revised GAAP diluted EPS guidance range to $3.84 to $3.94 from $4.23 to $4.43
•Raised Adjusted EPS guidance range to $6.30 to $6.40 from $6.00 to $6.20
•Raised cash flow from operations guidance to at least $7.5 billion from approximately $7.0 billion

CEO Commentary
“What people want most — a connected, simpler health care experience — is what CVS Health uniquely provides. For the 185 million people we serve, we deliver better access, greater affordability and aligned advocacy. Our strong performance demonstrates the continued focus we have on operational and financial improvement across our businesses, led by a significant and durable recovery at Aetna, strong retention at CVS Caremark and growth and momentum at CVS Pharmacy.”
— David Joyner, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, July 31, 2025 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended June 30, 2025.

Financial Results Summary

	Three Months Ended June 30,
In millions, except per share amounts	2025	2024	Change
Total revenues	$98,915	$91,234	$7,681
Operating income	2,381	3,045	(664)
Adjusted operating income (1)	3,808	3,744	64
Diluted earnings per share	$0.80	$1.41	$(0.61)
Adjusted EPS (2)	$1.81	$1.83	$(0.02)
Second quarter GAAP diluted EPS of $0.80 decreased from $1.41 in the prior year, reflecting the impact of two litigation charges associated with the Company’s past business practices recorded during three months ended June 30, 2025. Adjusted EPS of $1.81 remained relatively consistent compared to the prior year. The Company’s financial results reflect improved operating performance in the Health Care Benefits and Pharmacy & Consumer Wellness segments, largely offset by a decline in the Health Services segment.
“We are encouraged by a second consecutive quarter of solid 2025 results, while we continue to navigate a dynamic environment,” said Brian Newman, Chief Financial Officer of CVS Health. “As we execute against our strategic priorities, we remain focused on delivering on our financial commitments and advancing initiatives that create long-term value for our stakeholders.”

The Company’s full-year 2025 guidance updates reflect second quarter performance in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decrease in the Health Services segment.

Consolidated second quarter results

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except per share amounts	2025	2024	Change	2025	2024	Change
Total revenues	$98,915	$91,234	$7,681	$193,503	$179,671	$13,832
Operating income	2,381	3,045	(664)	5,755	5,316	439
Adjusted operating income (1)	3,808	3,744	64	8,387	6,701	1,686
Net income	1,013	1,768	(755)	2,795	2,892	(97)
Diluted earnings per share	$0.80	$1.41	$(0.61)	$2.21	$2.28	$(0.07)
Adjusted EPS (2)	$1.81	$1.83	$(0.02)	$4.06	$3.14	$0.92
For the three months ended June 30, 2025 compared to the prior year:
•Total revenues increased 8.4% driven by revenue growth across all operating segments.
•Operating income decreased 21.8% primarily due to $833 million in litigation charges recorded during the three months ended June 30, 2025 related to two court decisions associated with the Company’s past business practices, partially offset by a decrease in acquisition-related integration costs compared to the prior year and the increase in adjusted operating income described below.
•Adjusted operating income increased 1.7% driven by increases in the Health Care Benefits and Pharmacy & Consumer Wellness segments, largely offset by a decline in the Health Services segment. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $31 million, or 4.2%, due to higher debt in the three months ended June 30, 2025, primarily as a result of long-term debt issued in December of 2024.
•The effective income tax rate increased to 38.5% compared to 24.3% primarily due to the impact of non-deductible litigation charges recorded in the three months ended June 30, 2025.

Operational Highlights

•The Company announced it will commit $20.0 billion over the next decade to simplify the U.S. health system for the American consumer. Specifically, the Company is committed to advancing interoperability between members, patients/caregivers, health care providers and appropriate community resource entities to foster collaboration, improve member outcomes and increase satisfaction.
•Brian Newman joined CVS Health as Executive Vice President and Chief Financial Officer. He was most recently Executive Vice President and Chief Financial Officer of United Parcel Service. Amy Compton-Phillips, MD, joined CVS Health as Executive Vice President and Chief Medical Officer. She was most recently Chief Physician Executive of Press Ganey, a health care performance improvement company.
•Aetna will support initiatives championed by trade association America’s Health Insurance Plans to improve the experience of doctors and patients. Aetna is also leading the market through a comprehensive strategy to advance advocacy, making it easier to navigate health care — reducing reviews, simplifying care site transitions and putting technology to work for health care professionals and their patients.
•CVS Pharmacy has agreed to acquire the prescription files of certain Rite Aid pharmacies across 15 states in areas that CVS serves, as well as acquire and operate certain Rite Aid stores in Idaho, Oregon and Washington. The closings are underway. Each remains subject to the satisfaction of customary closing conditions. The Company is well-positioned to serve its existing customers and patients, as well as those who may be transitioning from Rite Aid, and is excited to introduce Rite Aid customers to CVS Pharmacy’s best-in-class front store and pharmacy offerings.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and six months ended June 30, 2025 and 2024 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions, except percentages	2025	2024	Change	2025	2024	Change
Total revenues	$36,258	$32,475	$3,783	$71,068	$64,711	$6,357
Adjusted operating income (1)	1,308	938	370	3,301	1,670	1,631
Medical benefit ratio (“MBR”) (3)	89.9%	89.6%	0.3%	88.6%	90.0%	(1.4)%
Medical membership (4)				26.7	27.0	(0.3)

•Total revenues increased 11.6% for the three months ended June 30, 2025 compared to the prior year primarily driven by increases in the Government business, largely due to the impact of the Inflation Reduction Act on the Medicare Part D program.
•Adjusted operating income increased 39.4% for the three months ended June 30, 2025 compared to the prior year primarily driven by the favorable year-over-year impact of changes to the Company’s individual exchange business risk adjustment estimates, improved underlying performance in the Government business and higher favorable prior period development. These increases were partially offset by the premium deficiency reserve described below.
•During the second quarter of 2025, in light of continued utilization pressure, the Company recorded a premium deficiency reserve of $471 million to health care costs in its Group Medicare Advantage product line related to anticipated losses for the remainder of the 2025 coverage year.
•The MBR increased to 89.9% in the three months ended June 30, 2025 compared to 89.6% in the prior year driven by the $471 million (140 basis points) premium deficiency reserve recorded as health care costs described above, largely offset by the favorable year-over-year impact of changes to the Company’s individual exchange business risk adjustment estimates.
•Medical membership as of June 30, 2025 of 26.7 million decreased 358,000 members compared with March 31, 2025, reflecting the previously announced membership declines in the individual exchange product line.
•Prior years’ health care costs payable estimates developed favorably by $1.9 billion during the six months ended June 30, 2025. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2025 operating results.
•Days claims payable were 40.9 days as of June 30, 2025, a decrease of 2.3 days compared to March 31, 2025. The decrease was primarily driven by a higher mix of pharmacy costs, partially offset by the impact of the Group Medicare Advantage premium deficiency reserve recorded as health care costs in the second quarter of 2025 discussed above.

See the supplemental information on page 17 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three and six months ended June 30, 2025 and 2024 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2025	2024	Change	2025	2024	Change
Total revenues	$46,453	$42,171	$4,282	$89,915	$82,456	$7,459
Adjusted operating income (1)	1,575	1,915	(340)	3,178	3,278	(100)
Pharmacy claims processed (5) (6)	469.0	471.2	(2.2)	933.2	934.1	(0.9)

•Total revenues increased 10.2% for the three months ended June 30, 2025 compared to the prior year primarily driven by pharmacy drug mix and brand inflation, partially offset by continued pharmacy client price improvements.
•Adjusted operating income decreased 17.8% for the three months ended June 30, 2025 compared to the prior year primarily driven by continued pharmacy client price improvements and the impact of a higher medical benefit ratio in the Company’s health care delivery business, partially offset by improved purchasing economics and pharmacy drug mix.
•Pharmacy claims processed remained relatively consistent on a 30-day equivalent basis for the three months ended June 30, 2025 compared to the prior year.

See the supplemental information on page 18 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy services to long-term care facilities and pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three and six months ended June 30, 2025 and 2024 were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
In millions	2025	2024	Change	2025	2024	Change
Total revenues	$33,581	$29,838	$3,743	$65,493	$58,563	$6,930
Adjusted operating income (1)	1,338	1,243	95	2,651	2,420	231
Prescriptions filled (5) (6)	438.1	420.4	17.7	873.6	838.0	35.6

•Total revenues increased 12.5% for the three months ended June 30, 2025 compared to the prior year primarily driven by pharmacy drug mix and increased prescription and front store volume, partially offset by continued pharmacy reimbursement pressure.
•Adjusted operating income increased 7.6% for the three months ended June 30, 2025 compared to the prior year primarily driven by increased prescription and front store volume, partially offset by continued pharmacy reimbursement pressure.
•Prescriptions filled increased 4.2% on a 30-day equivalent basis for the three months ended June 30, 2025 compared to the prior year primarily driven by increased utilization.
•Same store prescription volume(6)(11) increased 6.4% on a 30-day equivalent basis for the three months ended June 30, 2025 compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its second quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

Non-GAAP Financial Information

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 23 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 15 and page 22 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of June 30, 2025, the Company had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics, a leading pharmacy benefits manager with approximately 87 million plan members, and a dedicated senior pharmacy care business serving more than 800,000 patients per year. The Company also serves an estimated more than 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2025 Full-year guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Investor Contact: Larry McGrath | Executive Vice President, Chief Strategy Officer and
Chief Strategic Advisor to the CEO | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
In millions, except per share amounts	2025	2024	2025	2024
Revenues:
Products	$60,607	$56,212	$118,276	$109,936
Premiums	34,195	30,667	67,015	61,058
Services	3,626	3,961	7,205	7,829
Net investment income	487	394	1,007	848
Total revenues	98,915	91,234	193,503	179,671
Operating costs:
Cost of products sold	54,005	49,998	105,062	98,071
Health care costs	31,317	27,853	60,452	55,656
Operating expenses	11,212	10,338	22,234	20,628
Total operating costs	96,534	88,189	187,748	174,355
Operating income	2,381	3,045	5,755	5,316
Interest expense	763	732	1,548	1,448
Other income	(29)	(24)	(57)	(49)
Income before income tax provision	1,647	2,337	4,264	3,917
Income tax provision	634	569	1,469	1,025
Net income	1,013	1,768	2,795	2,892
Net (income) loss attributable to noncontrolling interests	8	2	5	(9)
Net income attributable to CVS Health	$1,021	$1,770	$2,800	$2,883

Net income per share attributable to CVS Health:
Basic	$0.81	$1.41	$2.22	$2.29
Diluted	$0.80	$1.41	$2.21	$2.28
Weighted average shares outstanding:
Basic	1,266	1,256	1,264	1,258
Diluted	1,270	1,259	1,267	1,263

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	June 30, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$11,787	$8,586
Investments	2,386	2,407
Accounts receivable, net	40,651	36,469
Inventories	17,447	18,107
Other current assets	3,378	3,076
Total current assets	75,649	68,645
Long-term investments	29,858	28,934
Property and equipment, net	12,825	12,993
Operating lease right-of-use assets	15,512	15,944
Goodwill	91,203	91,272
Intangible assets, net	26,224	27,323
Separate accounts assets	1,858	3,311
Other assets	5,214	4,793
Total assets	$258,343	$253,215

Liabilities:
Accounts payable	$17,258	$15,892
Pharmacy claims and discounts payable	26,338	24,166
Health care costs payable	15,271	15,064
Accrued expenses and other current liabilities	23,101	20,810
Other insurance liabilities	1,088	1,183
Current portion of operating lease liabilities	1,906	1,751
Short-term debt	3,040	2,119
Current portion of long-term debt	6,160	3,624
Total current liabilities	94,162	84,609
Long-term operating lease liabilities	14,328	14,899
Long-term debt	57,290	60,527
Deferred income taxes	3,603	3,806
Separate accounts liabilities	1,858	3,311
Other long-term insurance liabilities	4,769	4,902
Other long-term liabilities	4,782	5,431
Total liabilities	180,792	177,485

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	50,020	49,661
Treasury stock	(36,849)	(36,818)
Retained earnings	63,936	62,837
Accumulated other comprehensive income (loss)	272	(120)
Total CVS Health shareholders’ equity	77,379	75,560
Noncontrolling interests	172	170
Total shareholders’ equity	77,551	75,730
Total liabilities and shareholders’ equity	$258,343	$253,215

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2025	2024
Cash flows from operating activities:
Cash receipts from customers	$186,500	$173,728
Cash paid for inventory, prescriptions dispensed and health services rendered	(101,198)	(90,845)
Insurance benefits paid	(58,844)	(52,485)
Cash paid to other suppliers and employees	(18,630)	(21,124)
Interest and investment income received	972	839
Interest paid	(1,484)	(1,392)
Income taxes paid	(863)	(729)
Net cash provided by operating activities	6,453	7,992

Cash flows from investing activities:
Proceeds from sales and maturities of investments	6,866	4,418
Purchases of investments	(7,186)	(6,781)
Purchases of property and equipment	(1,350)	(1,343)
Acquisitions (net of cash and restricted cash acquired)	(139)	(73)
Other	23	60
Net cash used in investing activities	(1,786)	(3,719)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	921	(200)
Proceeds from issuance of long-term debt	—	4,959
Repayments of long-term debt	(762)	(37)
Repurchase of common stock	—	(3,024)
Dividends paid	(1,706)	(1,698)
Proceeds from exercise of stock options	191	228
Payments for taxes related to net share settlement of equity awards	(125)	(176)
Other	(45)	(30)
Net cash provided by (used in) financing activities	(1,526)	22
Net increase in cash, cash equivalents and restricted cash	3,141	4,295
Cash, cash equivalents and restricted cash at the beginning of the period	8,884	8,525
Cash, cash equivalents and restricted cash at the end of the period	$12,025	$12,820

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
In millions	2025	2024
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,795	$2,892
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,325	2,289
Stock-based compensation	262	270
Loss on sale of subsidiary	236	—
Deferred income taxes and other items	(283)	(341)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(4,139)	2,798
Inventories	671	1,937
Other assets	(969)	(2,241)
Accounts payable and pharmacy claims and discounts payable	3,831	1,191
Health care costs payable and other insurance liabilities	(34)	1,581
Other liabilities	1,758	(2,384)
Net cash provided by operating activities	$6,453	$7,992

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s second quarter financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three and six months ended June 30, 2025 and 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health, Inc. and Oak Street Health, Inc. The acquisition-related integration costs are reflected in operating expenses within the Corporate/Other segment.

•During the three and six months ended June 30, 2025, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space in response to its ongoing flexible work arrangement. The office real estate optimization charges are reflected in operating expenses within each segment.
•During the three and six months ended June 30, 2025, the Company recorded legacy litigation charges related to two court decisions associated with its past business practices.
In April 2025, a jury found Omnicare, L.L.C. (f/k/a Omnicare, Inc., “Omnicare”) and CVS Health Corporation liable in connection with alleged violations of the federal False Claims Act related to dispensing practices by Omnicare from 2010, prior to its acquisition by the Company in 2015, through 2018. Damages were found only with respect to Omnicare. Accordingly, the Company recorded a litigation charge of $387 million during the first quarter of 2025. During the three months ended June 30, 2025, the Company recorded a charge of $542 million, reflecting penalties assessed under the False Claims Act. These litigation charges are reflected in operating expenses within the Pharmacy & Consumer Wellness segment. The Company intends to appeal the verdict once the judgment is entered.
In June 2025, a court found certain subsidiaries of CVS Health Corporation liable for damages in connection with a complaint filed in February 2014, in which the government declined to intervene, related to PBM direct and indirect remuneration reporting practices for two clients from 2010 through 2016, which the Company has since modified. In connection with this court decision, the Company recorded a litigation charge of $291 million during the three months ended June 30, 2025. This litigation charge is reflected in operating expenses within the Health Services segment. The judgment will not be final until the Court enters penalties at a later date. The Company intends to appeal the decision once the judgment is entered.
•During the three and six months ended June 30, 2025, the loss on the wind down and sale of Accountable Care assets represents the pre-tax loss on the divestiture of the Company’s Medicare Shared Savings Program (“MSSP”) operations, which the Company sold in March 2025, as well as costs incurred in connection with the process of winding down the Company’s Accountable Care Organization Realizing Equity, Access and Community Health (“ACO REACH”) operations. The loss on Accountable Care assets is reflected in operating expenses within the Health Services segment.
•During the six months ended June 30, 2024, the opioid litigation charge relates to a change in the Company’s accrual related to ongoing opioid litigation matters.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 23 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 15 and page 22.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended June 30, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,002	$1,102	$736	$(459)	$2,381
Amortization of intangible assets	293	141	60	—	494
Net realized capital losses	13	—	—	14	27
Acquisition-related integration costs	—	—	—	28	28
Office real estate optimization charges	—	—	—	4	4
Legacy litigation charges	—	291	542	—	833
Loss on Accountable Care assets	—	41	—	—	41
Adjusted operating income (loss) (1)	$1,308	$1,575	$1,338	$(413)	$3,808

	Three Months Ended June 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$574	$1,766	$1,179	$(474)	$3,045
Amortization of intangible assets	293	149	64	1	507
Net realized capital losses	71	—	—	19	90
Acquisition-related integration costs	—	—	—	102	102
Adjusted operating income (loss) (1)	$938	$1,915	$1,243	$(352)	$3,744

	Six Months Ended June 30, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,676	$2,329	$1,600	$(850)	$5,755
Amortization of intangible assets	587	285	120	1	993
Net realized capital (gains) losses	34	(15)	—	29	48
Acquisition-related integration costs	—	—	—	73	73
Office real estate optimization charges	4	—	2	4	10
Legacy litigation charges	—	291	929	—	1,220
Loss on Accountable Care assets	—	288	—	—	288
Adjusted operating income (loss) (1)	$3,301	$3,178	$2,651	$(743)	$8,387

	Six Months Ended June 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,002	$2,979	$2,292	$(957)	$5,316
Amortization of intangible assets	587	299	128	1	1,015
Net realized capital losses	81	—	—	27	108
Acquisition-related integration costs	—	—	—	162	162
Opioid litigation charge	—	—	—	100	100
Adjusted operating income (loss) (1)	$1,670	$3,278	$2,420	$(667)	$6,701

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended June 30, 2025		Three Months Ended June 30, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$1,021	$0.80	$1,770	$1.41
Amortization of intangible assets	494	0.39	507	0.40
Net realized capital losses	27	0.02	90	0.07
Acquisition-related integration costs	28	0.02	102	0.08
Office real estate optimization charges	4	—	—	—
Legacy litigation charges	833	0.66	—	—
Loss on Accountable Care assets	41	0.03	—	—
Tax impact of non-GAAP adjustments	(144)	(0.11)	(163)	(0.13)
Adjusted income attributable to CVS Health (2)	$2,304	$1.81	$2,306	$1.83

Weighted average diluted shares outstanding		1,270		1,259

	Six Months Ended June 30, 2025		Six Months Ended June 30, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$2,800	$2.21	$2,883	$2.28
Amortization of intangible assets	993	0.78	1,015	0.80
Net realized capital losses	48	0.04	108	0.09
Acquisition-related integration costs	73	0.06	162	0.13
Office real estate optimization charges	10	0.01	—	—
Legacy litigation charges	1,220	0.96	—	—
Loss on Accountable Care assets	288	0.23	—	—
Opioid litigation charge	—	—	100	0.08
Tax impact of non-GAAP adjustments	(284)	(0.23)	(305)	(0.24)
Adjusted income attributable to CVS Health (2)	$5,148	$4.06	$3,963	$3.14

Weighted average diluted shares outstanding		1,267		1,263

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
June 30, 2025
Total revenues	$36,258	$46,453	$33,581	$96	$(17,473)	$98,915
Adjusted operating income (loss) (1)	1,308	1,575	1,338	(413)	—	3,808
June 30, 2024
Total revenues	$32,475	$42,171	$29,838	$111	$(13,361)	$91,234
Adjusted operating income (loss) (1)	938	1,915	1,243	(352)	—	3,744

Six Months Ended
June 30, 2025
Total revenues	$71,068	$89,915	$65,493	$229	$(33,202)	$193,503
Adjusted operating income (loss) (1)	3,301	3,178	2,651	(743)	—	8,387
June 30, 2024
Total revenues	$64,711	$82,456	$58,563	$226	$(26,285)	$179,671
Adjusted operating income (loss) (1)	1,670	3,278	2,420	(667)	—	6,701
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $2.7 billion and $2.8 billion of retail co-payments for the three months ended June 30, 2025 and 2024, respectively, and $6.4 billion and $6.2 billion of retail co-payments for the six months ended June 30, 2025 and 2024, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2025 vs 2024		Six Months Ended June 30, 2025 vs 2024
In millions, except percentages and basis points (“bps”)	2025	2024	2025	2024	$	%	$	%
Revenues:
Premiums	$34,184	$30,654	$66,992	$61,033	$3,530	11.5%	$5,959	9.8%
Services	1,667	1,521	3,282	3,025	146	9.6%	257	8.5%
Net investment income	407	300	794	653	107	35.7%	141	21.6%
Total revenues	36,258	32,475	71,068	64,711	3,783	11.6%	6,357	9.8%
Health care costs	30,740	27,458	59,377	54,916	3,282	12.0%	4,461	8.1%
MBR (Health care costs as a % of premium revenues) (3)	89.9%	89.6%	88.6%	90.0%	30	bps	(140)	bps
Operating expenses	$4,516	$4,443	$9,015	$8,793	$73	1.6%	$222	2.5%
Operating expenses as a % of total revenues	12.5%	13.7%	12.7%	13.6%
Operating income	$1,002	$574	$2,676	$1,002	$428	74.6%	$1,674	167.1%
Operating income as a % of total revenues	2.8%	1.8%	3.8%	1.5%
Adjusted operating income (1)	$1,308	$938	$3,301	$1,670	$370	39.4%	$1,631	97.7%
Adjusted operating income as a % of total revenues	3.6%	2.9%	4.6%	2.6%
Premium revenues (by business):
Government	$25,930	$22,222	$50,832	$43,938	$3,708	16.7%	$6,894	15.7%
Commercial	8,254	8,432	16,160	17,095	(178)	(2.1)%	(935)	(5.5)%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	June 30, 2025			March 31, 2025			December 31, 2024			June 30, 2024
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,608	15,251	18,859	3,961	15,250	19,211	4,691	14,160	18,851	4,702	14,099	18,801
Medicare Advantage	4,240	—	4,240	4,220	—	4,220	4,447	—	4,447	4,342	—	4,342
Medicare Supplement	1,236	—	1,236	1,253	—	1,253	1,282	—	1,282	1,294	—	1,294
Medicaid	1,985	401	2,386	1,983	412	2,395	2,094	421	2,515	2,090	443	2,533
Total medical membership	11,069	15,652	26,721	11,417	15,662	27,079	12,514	14,581	27,095	12,428	14,542	26,970

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,065			4,094			4,882			4,903

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	June 30, 2025	March 31, 2025	December 31, 2024	June 30, 2024
Days Claims Payable (7)	40.9	43.2	44.0	43.1

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2025 vs 2024		Six Months Ended June 30, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Products	$44,223	$39,492	$85,358	$77,209	$4,731	12.0%	$8,149	10.6%
Services	2,233	2,681	4,546	5,249	(448)	(16.7)%	(703)	(13.4)%
Net investment income (loss)	(3)	(2)	11	(2)	(1)	(50.0)%	13	650.0%
Total revenues	46,453	42,171	89,915	82,456	4,282	10.2%	7,459	9.0%
Cost of products sold	43,080	38,765	83,195	76,297	4,315	11.1%	6,898	9.0%
Health care costs	1,101	791	2,148	1,492	310	39.2%	656	44.0%
Gross profit (8)	2,272	2,615	4,572	4,667	(343)	(13.1)%	(95)	(2.0)%
Gross margin (Gross profit as a % of total revenues) (8)	4.9%	6.2%	5.1%	5.7%
Operating expenses	$1,170	$849	$2,243	$1,688	$321	37.8%	$555	32.9%
Operating expenses as a % of total revenues	2.5%	2.0%	2.5%	2.0%
Operating income	$1,102	$1,766	$2,329	$2,979	$(664)	(37.6)%	$(650)	(21.8)%
Operating income as a % of total revenues	2.4%	4.2%	2.6%	3.6%
Adjusted operating income (1)	$1,575	$1,915	$3,178	$3,278	$(340)	(17.8)%	$(100)	(3.1)%
Adjusted operating income as a % of total revenues	3.4%	4.5%	3.5%	4.0%
Revenues (by distribution channel):
Pharmacy network (9)	$24,665	$21,848	$47,779	$42,312	$2,817	12.9%	$5,467	12.9%
Mail & specialty (10)	19,611	17,651	37,679	34,913	1,960	11.1%	2,766	7.9%
Other	2,180	2,674	4,446	5,233	(494)	(18.5)%	(787)	(15.0)%
Net investment income (loss)	(3)	(2)	11	(2)	(1)	(50.0)%	13	650.0%
Pharmacy claims processed (5) (6)	469.0	471.2	933.2	934.1	(2.2)	(0.5)%	(0.9)	(0.1)%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2025 vs 2024		Six Months Ended June 30, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Products	$32,942	$29,252	$64,227	$57,372	$3,690	12.6%	$6,855	11.9%
Services	639	586	1,266	1,191	53	9.0%	75	6.3%
Total revenues	33,581	29,838	65,493	58,563	3,743	12.5%	6,930	11.8%
Cost of products sold	27,554	23,835	53,358	46,595	3,719	15.6%	6,763	14.5%
Gross profit (8)	6,027	6,003	12,135	11,968	24	0.4%	167	1.4%
Gross margin (Gross profit as a % of total revenues) (8)	17.9%	20.1%	18.5%	20.4%
Operating expenses	$5,291	$4,824	$10,535	$9,676	$467	9.7%	$859	8.9%
Operating expenses as a % of total revenues	15.8%	16.2%	16.1%	16.5%
Operating income	$736	$1,179	$1,600	$2,292	$(443)	(37.6)%	$(692)	(30.2)%
Operating income as a % of total revenues	2.2%	4.0%	2.4%	3.9%
Adjusted operating income (1)	$1,338	$1,243	$2,651	$2,420	$95	7.6%	$231	9.5%
Adjusted operating income as a % of total revenues	4.0%	4.2%	4.0%	4.1%
Revenues (by major goods/service lines):
Pharmacy	$27,631	$24,013	$53,707	$46,797	$3,618	15.1%	$6,910	14.8%
Front Store	5,368	5,281	10,611	10,651	87	1.6%	(40)	(0.4)%
Other	582	544	1,175	1,115	38	7.0%	60	5.4%
Prescriptions filled (5) (6)	438.1	420.4	873.6	838.0	17.7	4.2%	35.6	4.2%
Same store sales increase (decrease): (11)
Total	15.4%	6.4%	14.8%	5.9%
Pharmacy	18.1%	9.1%	17.9%	8.2%
Front Store	3.4%	(4.0)%	1.5%	(3.1)%
Prescription volume (6)	6.4%	6.5%	6.5%	6.1%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended June 30, 2025 vs 2024		Six Months Ended June 30, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Premiums	$11	$13	$23	$25	$(2)	(15.4)%	$(2)	(8.0)%
Services	2	2	4	4	—	—%	—	—%
Net investment income	83	96	202	197	(13)	(13.5)%	5	2.5%
Total revenues	96	111	229	226	(15)	(13.5)%	3	1.3%
Health care costs	40	46	86	93	(6)	(13.0)%	(7)	(7.5)%
Operating expenses	515	539	993	1,090	(24)	(4.5)%	(97)	(8.9)%
Operating loss	(459)	(474)	(850)	(957)	15	3.2%	107	11.2%
Adjusted operating loss (1)	(413)	(352)	(743)	(667)	(61)	(17.3)%	(76)	(11.4)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the six months ended June 30, 2025 and 2024:

	Six Months Ended June 30,
In millions	2025	2024
Health care costs payable, beginning of the period	$15,064	$12,049
Less: Reinsurance recoverables	81	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(1)	(23)
Health care costs payable, beginning of the period, net	14,984	12,067
Add: Components of incurred health care costs
Current year	61,345	56,177
Prior years (b)	(1,900)	(662)
Total incurred health care costs (c)	59,445	55,515
Less: Claims paid
Current year	48,791	43,218
Prior years	11,342	10,514
Total claims paid	60,133	53,732
Health care costs payable, end of the period, net	14,296	13,850
Add: Premium deficiency reserves	902	—
Add: Reinsurance recoverables	103	59
Add: Impact of discount rate on long-duration insurance reserves (a)	(30)	(24)
Health care costs payable, end of the period	$15,271	$13,885
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive income (loss) on the unaudited condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the six months ended June 30, 2025 and 2024 in the table above exclude $19 million and $48 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $86 million and $93 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets. Total incurred health care costs for the six months ended June 30, 2025 also exclude $902 million for premium deficiency reserves for the 2025 coverage year related to the Company’s individual exchange and Group Medicare Advantage product lines.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2025
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income attributable to CVS Health (GAAP measure)	$4,883	$3.84	$5,009	$3.94
Non-GAAP adjustments:
Amortization of intangible assets	2,000	1.57	2,000	1.57
Net realized capital losses	48	0.04	48	0.04
Acquisition-related integration costs	135	0.11	135	0.11
Office real estate optimization charges	10	0.01	10	0.01
Legacy litigation charges	1,220	0.96	1,220	0.96
Loss on Accountable Care assets	288	0.23	288	0.23
Tax impact of non-GAAP adjustments	(580)	(0.46)	(580)	(0.46)
Adjusted income attributable to CVS Health (2)	$8,004	$6.30	$8,130	$6.40

Weighted average diluted shares outstanding		1,270		1,270

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, office real estate optimization charges, certain legacy litigation charges, losses on Accountable Care assets and opioid litigation charges. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income in determining consolidated adjusted operating income.
(2) GAAP diluted earnings per share and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, office real estate optimization charges, certain legacy litigation charges, losses on Accountable Care assets, opioid litigation charges, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail and long-term care pharmacies and infusion services operations. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and LTC pharmacies, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from LTC and infusion services operations. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.